                                                                      EXHIBIT 11

               THE UNITED STATES SHOE CORPORATION AND SUBSIDIARIES
   EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE FOR THE YEARS ENDED JANUARY 28, 1995, JANUARY 29, 1994 AND JANUARY 30, 1993
  ---------------------------------------------------------------------------
                      (thousands except per share amounts)

                                                 52 Weeks        52 Weeks         52 Weeks
                                                  Ended           Ended            Ended
                                                January 28,     January 29,      January 30,
                                                   1995            1994             1993
                                                -----------     -----------      -----------
Weighted average number of common
   shares outstanding during the year              46,204          45,746           45,489
                                                 --------        --------         --------

Common equivalent shares outstanding (a)              432            --                 33
                                                 --------        --------         --------

Average common and common equivalent
   shares outstanding                              46,636          45,746           45,522
                                                 ========        ========         ========

        Net earnings (loss)                      $ 16,408        $(15,834)        $  4,368
                                                 ========        ========         ========

Net earnings (loss) per common and common
   equivalent share -                            $   0.35        $  (0.35)        $   0.10
                                                 ========        ========         ========


Fully diluted earnings per share are not significantly different from primary earnings per share.

Notes:
(a) Common equivalent shares are shares issuable upon the exercise of stock options, when dilutive, net of shares assumed to have been purchased with the proceeds.